Exhibit 21.1

List of Subsidiaries

Adgero Biopharmaceuticals Holdings, Inc. (Delaware)

Adgero Biopharmaceuticals, Inc. (Delaware)

TuHURA Biosciences, Inc. (Delaware)

Kineta, LLC (Delaware)